Exhibit 99.2

GameStop Announces $400 Million Private Offering of Senior Notes

Grapevine, Texas (March 2, 2016)-GameStop Corp. (NYSE: GME), a global family of specialty retail brands that makes the most popular technologies affordable and simple, today announced that, subject to market conditions, it intends to offer and sell $400 million in aggregate principal amount of unsecured senior notes due 2021 to eligible purchasers in a private offering (the “Notes Offering”).

GameStop intends to use the net proceeds from the Notes Offering for general corporate purposes, which will likely include acquisitions and, potentially, dividends and stock buybacks.

The notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act or the securities laws of any other jurisdiction. Accordingly, the notes are expected to be eligible for resale in the United States only to qualified institutional buyers pursuant to Rule 144A of the Securities Act and outside the United States to non-U.S. persons in compliance with Regulation S of the Securities Act. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the expected offering and sale of our notes. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release of and consumer demand for new and pre-owned video game titles; the risks associated with international operations, wireless industry partnerships and operations; the integration of acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Jan. 31, 2015 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

Contact:
Matt Hodges
VP, Public and Investor Relations
GameStop Corp.
(817) 424-2130